Exhibit 99.1

NEWS RELEASE	May 17, 2006

NEW CENTURY BANCORP, INC. ANNOUNCES THE FILING OF A REGISTRATION

STATEMENT FOR THE SALE OF COMMON STOCK

Dunn, N.C., May 17, 2006 – New Century Bancorp, Inc. (OTC: NCBC), the holding company for New Century Bank and New Century Bank South, filed a registration statement with the Securities and Exchange Commission on May 16, 2006 relating to the public offering of 1,000,000 shares of common stock, announced John Q. Shaw, President and CEO of New Century. Howe Barnes Investments, Inc. and Sandler O’Neill & Partners, L.P. will serve as underwriters of the offering and will be granted a 30-day option to purchase up to an additional 150,000 shares of common stock to cover over-allotments, if any.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This offering will be made only by means of a prospectus.

To receive a copy of the preliminary prospectus when it is available, contact Nick Bach of Howe Barnes Investments, Inc. at 312-655-2946.

New Century Bank has offices in Dunn, NC, Clinton, NC (2), Goldsboro, NC, and Lillington, NC, and New Century Bank South serves Fayetteville through a headquarters and banking office in Fayetteville, NC. The company plans to complete its pending acquisition of Progressive State Bank this summer, adding five additional offices in Hoke, Robeson, and Bladen counties, all in North Carolina.

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www.newcenturybanknc.com

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.